EXHIBIT 21.1


                              SMARTDISK CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT
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         Subsidiary              State or Jurisdiction of Incorporation    Percentage of Ownership
-------------------------------  ---------------------------------------  ------------------------
SmartDisk Limited                          United Kingdom                             100%
SmartDisk International, Inc.                 Delaware                                100%
SmartDiskette Limited                      United Kingdom                             100%
SmartDiskette GmbH                            Germany                                 100%
SmartDisk (Cayman) LTD.                    Cayman Islands                             100%
SmartDisk Personal Storage
  Systems Corporation                         Delaware                                100%
VST International Limited                     Barbados                                100%


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